Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Achieves Record Fourth Quarter Profit Well Ahead Of Expectations; Reiterates Path To Double-Digit Pre-Tax Margin

Q4 pre-tax margin up 3.2 points year-over-year, 3.5 points on an adjusted basis1

Finished the year first in on-time departures at all seven United hubs

Sees robust demand in the first quarter 2025 as industry transformation is well underway

CHICAGO, Jan. 21, 2025 – United Airlines (UAL) today reported full-year and fourth-quarter 2024 financial results. The company had full-year pre-tax earnings of $4.2 billion, with a pre-tax margin of 7.3%; adjusted pre-tax earnings1 of $4.6 billion, with an adjusted pre-tax margin1 of 8.1%. The company also achieved full-year diluted earnings per share of $9.45; adjusted diluted earnings per share1 of $10.61, at the better end of the 2024 guidance provided at the start of the year of $9.00 to $11.00.
In 2024, United continued strong execution on its United Next plan. The company's investments have set United apart and customers continue to show more preference for the United brand with strong demand for all products: in the quarter premium revenue was up 10%, corporate revenue was up 7% and revenue from Basic Economy was up 20% year-over-year. Other revenue streams like loyalty and cargo had robust growth in the quarter with revenues up 12% and 30% year-over-year, respectively. Looking ahead to 2025 United sees strong demand trends in the first quarter with domestic RASM expected to turn solidly positive year-over-year, as well as continued improvement in international RASM.
For the full year, the company operated the most flights and carried the most customers in its history. United finished first in on-time performance at all seven of its U.S. hubs as a result of significant investments in its people, airports and technology, resulting in year-over-year improvement in customer satisfaction.
"United had a unique strategy coming out of COVID and our people have delivered for customers leading to a structurally and permanently changed industry," said United Airlines CEO Scott Kirby. "2024 was a strong year across the board for United as we’ve become the leading global airline and we enter 2025 with demand trends continuing to accelerate which puts us on the path to double-digit pre-tax margins."

1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
Fourth-Quarter Financial Results
•Capacity up 6.2% compared to fourth-quarter 2023.
•Total operating revenue of $14.7 billion, up 7.8% compared to fourth-quarter 2023.
•TRASM up 1.6% compared to fourth-quarter 2023.
•CASM down 1.6%, and CASM-ex1 up 5.0%, compared to fourth-quarter 2023.
•Pre-tax earnings of $1.3 billion, with a pre-tax margin of 8.9%; adjusted pre-tax earnings1 of $1.4 billion, with an adjusted pre-tax margin1 of 9.7%.
•Net income of $1.0 billion; adjusted net income1 of $1.1 billion.
•Diluted earnings per share of $2.95; adjusted diluted earnings per share1 of $3.26.
•Average fuel price per gallon of $2.40.
•Repurchased approximately $81 million of shares; over $1.4 billion remaining in authorization.
Full-Year Financial Results
•Pre-tax earnings of $4.2 billion, with a pre-tax margin of 7.3%; adjusted pre-tax earnings1 of $4.6 billion, with an adjusted pre-tax margin1 of 8.1%.
•Net income of $3.1 billion; adjusted net income1 of $3.5 billion.
•Diluted earnings per share of $9.45; adjusted diluted earnings per share1 of $10.61.
•Ending available liquidity2 of $17.4 billion.
•Total debt, finance lease obligations and other financial liabilities of $28.7 billion at year end.
•Net leverage1 of 2.4x.
•Generated $9.4 billion of operating cash flow.
•Generated $3.4 billion of free cash flow1.

Key Highlights
•Set the company record for most customers carried in a year at nearly 174 million system wide and an average of 4,340 daily flights, operating 145 more mainline flights per day compared to 2023.
•Announced an industry-leading agreement with SpaceX to bring Starlink's Wi-Fi service to more than 1,000 of the airline's mainline and regional aircraft, providing MileagePlus® members free, fast, reliable internet connectivity on some passenger flights as soon as Spring 2025.
•Launched Kinective MediaSM by United Airlines – the first media network that uses insights from travel behaviors to connect customers to personalized advertising, experiences and offers from leading brands.
1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.
2 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
•Announced MileagePlus® pooling, making United the first major U.S. airline to allow customers to share and redeem miles in one linked account, providing additional value to loyalty members, their friends and loved ones.
•United announced the largest international expansion in the airline's history, bringing service to nine new international destinations for Summer 2025, eight of which are not served by any other U.S. carrier: Ulaanbaatar, Mongolia; Nuuk, Greenland; Kaohsiung, Taiwan; Palermo, Italy; Bilbao, Spain; Faro, Portugal; Madeira Island, Portugal; Puerto Escondido, Mexico; and Dakar, Senegal.
•Surpassed 300 new and retrofit aircraft in 2024 featuring United's signature interior with bigger bins, seatback screens at every seat and Bluetooth connectivity, resulting in a 4.5 point improvement in customer satisfaction with inflight entertainment.
•United continued to invest in its employees and facilities in 2024, with the opening of an expanded Flight Training Center at the Denver hub and work beginning for a new state-of-the-art Inflight Training Center near the airline’s Washington, D.C. hub.
•United became the first airline to purchase sustainable aviation fuel (SAF) at Chicago O'Hare International Airport. In 2024, the airline voluntarily operated with SAF at Amsterdam Airport Schipol, Los Angeles International Airport, London Heathrow, Chicago O’Hare and San Francisco International Airport.

Customer Experience
•In the fourth quarter, achieved a 6% increase year-over-year of customers providing a perfect score of 10 on the customer satisfaction scale the Net Promoter Score.
•Thanks to customer enhancements like in-app Spanish translations and a new Basic Economy digital check-in experience, achieved the highest quarterly rate for digital check-ins in two years for the fourth quarter.
•Began utilizing generative AI on united.com to expedite customer search and in the airline's industry-leading flight status notification system, further enabling real-time flight status updates to customers.
•Over half of customers who experienced a cancellation in the fourth quarter resolved their issues via self-service or United’s automated solutions.
•The United app continues to be the most downloaded airline app as adoption grows amongst customers, with an eight-point increase in day-of travel utilization year-over-year.
•United launched a new seat preference feature that automatically re-seats customers when their preferred seat becomes available.
•Announced Laurent-Perrier as United's champagne provider for the United Polaris® wine program in 2025, offering Laurent-Perrier La Cuvée in the United Polaris cabin and lounges.
•Began offering upgraded economy cabin wines, partnering with women-owned brands Just Enough Wines and Maker Wine to offer Rosé, Cabernet Sauvignon, Chardonnay and Sparkling to customers.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results

Operations
•In the fourth quarter, set a company record for number of passengers carried in a single quarter. In December, the airline recorded its busiest three days in company history based on customers carried.
•The airline finished the fourth quarter with the best on-time departure rate amongst major U.S. airlines in all seven of United's U.S. hub locations, making it the 31st quarter in a row leading on time departure at United's Chicago O'Hare hub and 11th in a row leading United's Denver hub.
•For the year, United was second amongst the eight largest U.S. airlines in on-time departures and on-time arrivals, setting the company record for on-time performance in February, September and October.
•The airline operated a record number of 100% completion days for United Express in a year, achieving 88 total days with no cancellations in 2024 – 13 days more than in 2023.
•In 2024, United achieved its third best year in on-time arrival.
•Opened a state-of-the-art cargo facility at the New York/Newark airport expanding the airline's cargo space at the hub to 319,000 square feet.

Network
•United announced eight new international routes to existing destinations for Summer 2025 in the fourth quarter, expanding customer access to some of the most popular international destinations from more of the airline’s domestic hubs.
•In the fourth quarter, United began service of its largest international winter schedule ever, flying nearly 4,600 flights per day in peak winter, beginning service to three new international destinations – Marrakesh, Morocco; Cebu, Philippines and Medellin, Colombia – and two new international routes with service from San Francisco to Monterrey, Mexico and Belize City, Belize.
•With the addition of nearly 30% more seats to popular ski markets and 1,500 additional flights to sun destinations, United operated its largest domestic schedule in fourth quarter history, at 11% more flights than last year.
•In 2024, United flew the largest international schedule of any U.S. carrier by available seat miles – 35% larger than the next largest U.S. carrier – with nearly 700 international flights per day to 133 destinations across 67 countries. This included the largest schedule to Europe in United's history.
•United operated its largest-ever domestic schedule in 2024 at 1.3 million flights to over 200 cities, including introducing service on over 30 new routes.
•United ensured customers could make memories at big events in 2024, adding over 250 flights and increasing capacity on 400 more for high-demand events like the College Football playoff and the Republican and Democratic National Conventions.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
•United expects to serve more international destinations across the Atlantic and Pacific than all other U.S. carriers combined in 2025, with 800 daily flights to and from 147 international destinations, including nearly 40 not served by any other U.S. airline.

Employees and Communities
•United hosted its annual Fantasy Flights from 13 airports, partnering with local nonprofits and hospitals to provide a holiday experience for children and their families.
•United, along with customers, donated over five million miles to Make-A-Wish America in the airline’s Giving Tuesday campaign, helping the organization to raise nearly $650,000 in cash, and donating $500,000 in travel certificates.
•Throughout 2024, nearly 8,000 United employees volunteered more than 64,000 hours in communities around the world, additionally upcycling close to 89,500 amenity kits with Good360 and packaging nearly 400,000 nutritious meals with Rise Against Hunger.
•United continues to attract top talent, receiving over 40,000 applications for its 2025 Summer Internship and Spring Co-Op Internship programs, in addition to hiring over 10,000 employees worldwide in 2024.
•United transported nearly 1.3 billion pounds of cargo in 2024, including approximately 43 million pounds of medical shipments and 1.1 million pounds of military shipments.
•Through the airline's Miles on a MissionSM program, United activated a donation of more than 70 million miles from MileagePlus® members in 2024 to support nearly 100 participating organizations.
•United flew approximately 157 tons of relief supplies and over 1,000 responders from 57 nonprofits to support 36 disasters and other humanitarian crises in 2024, assisting over one million people affected by disasters or humanitarian crises, including those in Gaza, Ukraine, Haiti, Sudan, and Brazil and those affected by hurricanes Beryl, Milton and Helene.
•Celebrated the five-year anniversary of United’s Special Olympics Service Ambassador (SOSA) program, an employment program that hires Special Olympics athletes to support customers in four of United’s hub airports.
•Launched Somos, a new employee Business Resource Group focused on supporting and championing allyship for Latino and Hispanic employees.

Awards
•Throughout 2024, United and its employees were recognized with over 50 awards including TIME’s 100 Most Influential Companies 2024, Newsweek America’s Best Loyalty Programs 2024, Forbes Best Large Employers 2024, and Fast Company’s Most Innovative Companies.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
Earnings Call
UAL will hold a conference call to discuss full-year and fourth-quarter financial results, as well as its financial and operational outlook for the first-quarter 2025 and beyond, on Wednesday, January 22, 2025 at 9:30 a.m. CST/10:30 a.m. EST. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain first quarter and full year 2025 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, ESG-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflict in the Middle East, as well as any escalation of the broader economic consequences of these conflicts beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, and any failure to achieve or demonstrate progress towards our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus financing agreements; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the period ended September 30, 2024 and under "Economic and Market Factors" and "Governmental Actions" in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party business expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges, unrealized (gains) losses on investments, net and debt

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
extinguishment and modification fees), adjusted pre-tax income, adjusted diluted earnings per share, adjusted net income, and net leverage typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2024	2023		2024	2023
Operating revenue:
Passenger revenue	$13,275	$12,421	6.9	$51,829	$49,046	5.7
Cargo	521	402	29.6	1,743	1,495	16.6
Other operating revenue	899	803	12.0	3,491	3,176	9.9
Total operating revenue	14,695	13,626	7.8	57,063	53,717	6.2

Operating expense:
Salaries and related costs	4,325	3,841	12.6	16,678	14,787	12.8
Aircraft fuel	2,676	3,315	(19.3)	11,756	12,651	(7.1)
Landing fees and other rent	901	793	13.6	3,437	3,076	11.7
Aircraft maintenance materials and outside repairs	809	664	21.8	3,063	2,736	12.0
Depreciation and amortization	759	684	11.0	2,928	2,671	9.6
Regional capacity purchase	668	594	12.5	2,516	2,400	4.8
Distribution expenses	551	571	(3.5)	2,231	1,977	12.8
Aircraft rent	45	46	(2.2)	193	197	(2.0)
Special charges	68	47	NM	112	949	NM
Other operating expenses	2,390	2,073	15.3	9,053	8,062	12.3
Total operating expense	13,192	12,628	4.5	51,967	49,506	5.0

Operating income	1,503	998	50.6	5,096	4,211	21.0

Nonoperating income (expense):
Interest expense	(369)	(484)	(23.8)	(1,629)	(1,956)	(16.7)
Interest income	172	207	(16.9)	726	827	(12.2)
Interest capitalized	53	54	(1.9)	227	182	24.7
Unrealized gains (losses) on investments, net	(39)	(27)	NM	(199)	27	NM
Miscellaneous, net	(13)	23	NM	(53)	96	NM
Total nonoperating expense, net	(196)	(227)	(13.7)	(928)	(824)	12.6

Income before income tax expense	1,307	771	69.5	4,168	3,387	23.1

Income tax expense	322	171	88.3	1,019	769	32.5
Net income	$985	$600	64.2	$3,149	$2,618	20.3

Diluted earnings per share	$2.95	$1.81	63.0	$9.45	$7.89	19.8
Diluted weighted average shares	334.5	331.3	1.0	333.2	331.9	0.4

NM-Greater than 100% change or otherwise not meaningful.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	4Q 2024 Passenger Revenue	Passenger Revenue vs. 4Q 2023	Passenger Revenue per Available Seat Mile ("PRASM") vs. 4Q 2023	Yield vs. 4Q 2023	Available Seat Miles ("ASMs") vs. 4Q 2023	4Q 2024 ASMs	4Q 2024 Revenue Passenger Miles ("RPMs")
Domestic	$8,138	5.7%	(1.9%)	(0.1%)	7.8%	43,497	36,508

Europe	2,092	9.5%	7.1%	4.9%	2.3%	12,996	10,600
Middle East/India/Africa	258	(11.0%)	5.2%	7.3%	(15.4%)	1,760	1,434
Atlantic	2,350	6.8%	7.1%	5.5%	(0.2%)	14,756	12,034
Pacific	1,477	11.2%	4.1%	(2.3)%	6.9%	11,540	8,772
Latin America	1,310	9.5%	0.4%	0.8%	9.1%	8,505	7,149
International	5,137	8.7%	4.3%	1.8%	4.2%	34,801	27,955

Consolidated	$13,275	6.9%	0.6%	0.6%	6.2%	78,298	64,463

Select operating statistics are as follows:

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2024	2023			2024	2023
Passengers (thousands) (a)	44,344	41,779	6.1		173,603	164,927	5.3
RPMs (millions) (b)	64,463	60,671	6.3		258,503	244,435	5.8
ASMs (millions) (c)	78,298	73,727	6.2		311,185	291,333	6.8
Passenger load factor: (d)
Consolidated	82.3%	82.3%	—	pts.	83.1%	83.9%	(0.8)	pts.
Domestic	83.9%	85.5%	(1.6)	pts.	85.1%	85.1%	—	pts.
International	80.3%	78.4%	1.9	pts.	80.6%	82.4%	(1.8)	pts.
PRASM (cents)	16.95	16.85	0.6		16.66	16.84	(1.1)
Total revenue per available seat mile ("TRASM") (cents)	18.77	18.48	1.6		18.34	18.44	(0.5)
Average yield per RPM (cents) (e)	20.59	20.47	0.6		20.05	20.07	(0.1)
Cargo revenue ton miles (millions) (f)	981	894	9.7		3,604	3,159	14.1
Aircraft in fleet at end of period	1,406	1,358	3.5		1,406	1,358	3.5
Average stage length (miles) (g)	1,450	1,475	(1.7)		1,490	1,479	0.7
Employee headcount, as of December 31 (thousands)	107.3	103.3	3.9		107.3	103.3	3.9
Cost per ASM ("CASM") (cents)	16.85	17.13	(1.6)		16.70	16.99	(1.7)
CASM-ex (cents) (h)	12.89	12.28	5.0		12.58	12.03	4.6
Average aircraft fuel price per gallon	$2.40	$3.13	(23.3)		$2.65	$3.01	(12.0)
Fuel gallons consumed (millions)	1,115	1,059	5.3		4,444	4,205	5.7
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted EBITDA excluding aircraft rent (adjusted EBITDAR), adjusted operating expenses, adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, adjusted capital expenditures, adjusted total debt, adjusted net debt, net leverage, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above. The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and EBITDAR: UAL also reports EBITDA and EBITDAR excluding special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.
Adjusted Capital Expenditures and Free Cash Flow: UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns and adjusted capital expenditures is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2024	2023		2024	2023
CASM (GAAP)	16.85	17.13	(1.6)	16.70	16.99	(1.7)
Fuel expense	3.42	4.49	(23.8)	3.77	4.34	(13.1)
Profit sharing	0.37	0.22	68.2	0.23	0.23	—
Third-party business expenses	0.08	0.07	14.3	0.08	0.07	14.3
Special charges	0.09	0.07	NM	0.04	0.32	NM
CASM-ex (Non-GAAP)	12.89	12.28	5.0	12.58	12.03	4.6

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA and EBITDAR (in millions)	2024	2023	2024	2023
Net income (GAAP)	$985	$600	$3,149	$2,618
Adjusted for:
Depreciation and amortization	759	684	2,928	2,671
Interest expense, net of capitalized interest and interest income	144	223	676	947
Income tax expense	322	171	1,019	769
Special charges	68	47	112	949
Nonoperating unrealized (gains) losses on investments, net	39	27	199	(27)
Nonoperating debt extinguishment and modification fees	18	—	128	11
Adjusted EBITDA (non-GAAP)	$2,335	$1,752	$8,211	$7,938
Adjusted EBITDA margin (non-GAAP)	15.9%	12.9%	14.4%	14.8%

Adjusted EBITDA (non-GAAP)	$2,335	$1,752	$8,211	$7,938
Aircraft rent	45	46	193	197
Adjusted EBITDAR (non-GAAP)	$2,380	$1,798	$8,404	$8,135

	Three Months Ended December 31,		Year Ended December 31,
Adjusted Capital Expenditures (in millions)	2024	2023	2024	2023
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,675	$2,066	$5,615	$7,171
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	565	100	406	777
Adjusted capital expenditures (Non-GAAP)	$2,240	$2,166	$6,021	$7,948

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$2,224	$(910)	$9,445	$6,911
Less capital expenditures, net of flight equipment purchase deposit returns	1,675	2,066	5,615	7,171
Free cash flow, net of financings (Non-GAAP)	$549	$(2,976)	$3,830	$(260)

Net cash provided by operating activities (GAAP)	$2,224	$(910)	$9,445	$6,911
Less adjusted capital expenditures (Non-GAAP)	2,240	2,166	6,021	7,948
Free cash flow (Non-GAAP)	$(16)	$(3,076)	$3,424	$(1,037)

	December 31,		Increase/ (Decrease)
Adjusted total debt and Adjusted net debt (in millions)	2024	2023
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$28,656	$31,660	$(3,004)
Operating lease obligations - current and noncurrent	4,977	5,079	(102)
Pension and postretirement liabilities - noncurrent	1,233	1,605	(372)
Adjusted total debt (Non-GAAP)	$34,866	$38,344	(3,478)
Less: Cash and cash equivalents	$8,769	$6,058	2,711
Short-term investments	5,706	8,330	(2,624)
Adjusted net debt (Non-GAAP)	$20,391	$23,956	(3,565)
Net leverage (Non-GAAP)	2.4	2.9	(0.5)	pts.

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2024	2023		2024	2023
Operating expenses (GAAP)	$13,192	$12,628	4.5	$51,967	$49,506	5.0
Special charges	68	47	NM	112	949	NM
Operating expenses, excluding special charges	13,124	12,581	4.3	51,855	48,557	6.8
Adjusted to exclude:
Fuel expense	2,676	3,315	(19.3)	11,756	12,651	(7.1)
Profit sharing	294	160	83.8	713	681	4.7
Third-party business expenses	63	53	18.9	246	192	28.1
Adjusted operating expenses (Non-GAAP)	$10,091	$9,053	11.5	$39,140	$35,033	11.7

Operating income (GAAP)	$1,503	$998	50.6	$5,096	$4,211	21.0
Special charges	68	47	NM	112	949	NM
Adjusted operating income (Non-GAAP)	$1,571	$1,045	50.3	$5,208	$5,160	0.9

Operating margin	10.2%	7.3%	2.9 pts.	8.9%	7.8%	1.1 pts.
Adjusted operating margin (Non-GAAP)	10.7%	7.7%	3.0 pts.	9.1%	9.6%	(0.5) pts.

Pre-tax income (GAAP)	$1,307	$771	69.5	$4,168	$3,387	23.1
Adjusted to exclude:
Special charges	68	47	NM	112	949	NM
Unrealized (gains) losses on investments, net	39	27	NM	199	(27)	NM
Debt extinguishment and modification fees	18	—	NM	128	11	NM
Adjusted pre-tax income (Non-GAAP)	$1,432	$845	69.5	$4,607	$4,320	6.6

Pre-tax margin (GAAP)	8.9%	5.7%	3.2 pts.	7.3%	6.3%	1.0 pt.
Adjusted pre-tax margin (Non-GAAP)	9.7%	6.2%	3.5 pts.	8.1%	8.0%	0.1 pts.

Net income (GAAP)	$985	$600	64.2	$3,149	$2,618	20.3
Adjusted to exclude:
Special charges	68	47	NM	112	949	NM
Unrealized (gains) losses on investments, net	39	27	NM	199	(27)	NM
Debt extinguishment and modification fees	18	—	NM	128	11	NM
Income tax benefit on adjustments, net	(20)	(10)	NM	(54)	(214)	NM
Adjusted net income (Non-GAAP)	$1,090	$664	64.2	$3,534	$3,337	5.9

Diluted earnings per share (GAAP)	$2.95	$1.81	63.0	$9.45	$7.89	19.8
Adjusted to exclude:
Special charges	0.20	0.14	NM	0.33	2.86	NM
Unrealized (gains) losses on investments, net	0.11	0.08	NM	0.60	(0.08)	NM
Debt extinguishment and modification fees	0.06	—	NM	0.39	0.03	NM
Income tax benefit on adjustments, net	(0.06)	(0.03)	NM	(0.16)	(0.65)	NM
Adjusted diluted earnings per share (Non-GAAP)	$3.26	$2.00	63.0	$10.61	$10.05	5.6

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2024 (UNAUDITED)	December 31, 2023
ASSETS
Cash and cash equivalents	$8,769	$6,058
Short-term investments	5,706	8,330
Receivables, net	2,163	1,898
Aircraft fuel, spare parts and supplies, net	1,572	1,561
Prepaid expenses and other	673	640
Total current assets	18,883	18,487
Operating property and equipment, net	42,908	39,815
Operating lease right-of-use assets	3,815	3,914
Goodwill	4,527	4,527
Intangible assets, net	2,683	2,725
Investments in affiliates and other, net	1,267	1,636
Total noncurrent assets	55,200	52,617
Total assets	$74,083	$71,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,193	$3,835
Accrued salaries and benefits	3,289	2,940
Advance ticket sales	7,561	6,704
Frequent flyer deferred revenue	3,403	3,095
Current maturities of long-term debt, finance leases, and other financial liabilities	3,453	4,247
Current maturities of operating leases	467	576
Other	948	806
Total current liabilities	23,314	22,203
Long-term debt, finance leases, and other financial liabilities	25,203	27,413
Long-term obligations under operating leases	4,510	4,503
Frequent flyer deferred revenue	4,038	4,048
Pension and postretirement benefit liability	1,233	1,605
Deferred income taxes	1,580	594
Other	1,530	1,414
Total noncurrent liabilities	38,094	39,577
Total stockholders' equity	12,675	9,324
Total liabilities and stockholders' equity	$74,083	$71,104

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net cash provided by operating activities	$9,445	$6,911

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(5,615)	(7,171)
Purchases of short-term and other investments	(5,809)	(9,470)
Proceeds from sale of short-term and other investments	8,661	10,519
Proceeds from sale of property and equipment	109	39
Other, net	3	(23)
Net cash used in investing activities	(2,651)	(6,106)

Cash Flows from Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	6,139	2,388
Payments of long-term debt, finance leases and other financial liabilities	(10,138)	(4,248)
Repurchases of common stock	(162)	—
Other, net	(21)	(32)
Net cash used in financing activities	(4,182)	(1,892)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,612	(1,087)
Cash, cash equivalents and restricted cash at beginning of year	6,334	7,421
Cash, cash equivalents and restricted cash at end of the period	$8,946	$6,334

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$406	$777
Right-of-use assets acquired through operating leases	577	552
Lease modifications and lease conversions	290	546
Investment interests received in exchange for goods and services	18	33

United Airlines Reports Fourth-Quarter and Full-Year 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized (gains) losses on investments, net include the following:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Operating:
(Gains) losses on sale of assets and other special charges	$68	$47	$112	$135
Labor contract ratification bonuses	—	—	—	814
Total operating special charges	68	47	112	949

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	39	27	199	(27)
Nonoperating debt extinguishment and modification fees	18	—	128	11
Total nonoperating special charges and unrealized (gains) losses on investments, net	57	27	327	(16)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	125	74	439	933
Income tax benefit, net of valuation allowance	(20)	(10)	(54)	(214)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net of income taxes	$105	$64	$385	$719
Operating and nonoperating special charges and unrealized (gains) losses on investments included the following:
During 2024, in addition to gains and losses on sales of assets, other operating special charges included $66 million of non-recurring employee benefit-related charges as well as $32 million of accelerated depreciation on assets with shortened useful lives.
During 2023, the company recorded $814 million of expense associated with the agreements with its employees represented by Air Line Pilots Association, International Association of Machinists and Aerospace Workers and other labor unions.
During 2024, the company recorded $128 million of charges related to the prepayment in full of the outstanding principal balance of the term loan facility of the MileagePlus financing agreements in July 2024, the refinancing of its 2021 term loans in February 2024 and a partial prepayment of the 2024 term loan.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Effective tax rate	24.6%	22.2%	24.4%	22.7%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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